Exhibit 99.1

             Quaker Fabric Reports Improved Third Quarter
                    Earnings and Declares Dividend

    FALL RIVER, Mass.--(BUSINESS WIRE)--Oct. 23, 2003--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $80.8 million, net income of $2.2 million, and diluted and basic earnings per share of $0.13 for the three-month period ended October 4, 2003; compared to net sales of $81.0 million, net income of $1.5 million, and diluted and basic earnings per share of $0.09 for the corresponding period of fiscal 2002.
    Results of operations for the first nine months of fiscal year 2003 were net sales of $244.9 million, net income of $4.7 million, and diluted earnings per share of $0.28; compared to net sales of $283.0 million, net income of $10.4 million, and diluted earnings per share of $0.62 for the corresponding period of fiscal 2002. Basic earnings per share for the first nine months of 2003 and 2002 were $0.28 and $0.65, respectively.
    "We believe our third quarter performance confirms our core strategy of building our competitive position through superior product design and new product development expertise, investments in proprietary processes and technology and excellent service to our customers. These are the key things driving our market share gains and enabling us to compete vigorously against all players in this market - whether domestic or foreign," commented Larry Liebenow, Quaker's President and CEO.
    "Overall, our third quarter financial results reflect improvements in our margins and at the bottom line in comparison to both the first half of this year and the same period of last year. Importantly, although our third quarter sales were similar to last year's, they were up 9.3% versus the second quarter of this year and net income for the quarter was 46% better than last year - largely as a result of the investments we have made to improve our manufacturing efficiencies and cost structure. For the quarter, domestic fabric sales were up $2.6 million from last year, however, due to global economic conditions, export sales were down $2.0 million," Mr. Liebenow continued.
    "Our order rate strengthened during the quarter, allowing us to recover somewhat from the very slow first half we experienced - with our backlog position at the end of the quarter at $30.2 million, up about 5% in comparison to last year's third quarter and 23% in comparison to the second quarter of this year," continued Mr. Liebenow.
    "Looking ahead, assuming domestic and global macroeconomic conditions continue to strengthen, we would expect to see Quaker's sales and overall financial performance improve steadily as a result of the competitive advantages we have developed. We remain our industry's leader and the introduction of each new Quaker fabric line continues to meet with an outstanding reception from our customers - with our strong placements at this month's very important International Home Furnishings Show in High Point serving as further confirmation of this. As a well-established global player, with competency in both international sales and sourcing and a strong balance sheet, we remain confident that our demonstrated agility will allow us to grow this company and to deliver strong financial performance to our shareholders," Mr. Liebenow added.
    Quaker also today declared a cash dividend in an amount equal to $0.025 per common share payable on November 21, 2003 to shareholders of record on November 7, 2003.

    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 4, 2003, the Company had net sales of $365.4 million, net income of $11.6 million, and diluted and basic earnings per share of $0.69 and $0.72, respectively.

    THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2002 FORM 10-K.


                      QUAKER FABRIC CORPORATION

                  CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except per share data)


                                  STATEMENTS OF INCOME

                     Third Quarter Ended        Nine Months Ended
                         (Unaudited)               (Unaudited)

                 (12 Weeks)(11 Weeks)         (37      (37
                                              Weeks)   Weeks)
                  Oct 4,   Sept. 28, Percent Oct. 4, Sept. 28,Percent
                   2003      2002    Change   2003     2002    Change

Net sales         $80,765   $80,990   (0.3)% $244,876 $282,953 (13.5)%
Cost of products
 sold              62,922    64,945           193,581  221,180

Gross margin       17,843    16,045   11.2 %   51,295   61,773 (17.0)%
Selling, general
 and admin.
 expenses          13,581    12,406            41,130   41,790
Operating income    4,262     3,639   17.1 %   10,165   19,983 (49.1)%
Other expenses
   Interest
    expense           968     1,196             3,028    3,404
   Other expenses
    (income)           (5)       76                84       70
Income before
 provision for
 income taxes       3,299     2,367   39.4 %    7,053   16,509 (57.3)%
Provision for
 income taxes       1,122       875             2,398    6,108

Net income         $2,177    $1,492   45.9 %   $4,655  $10,401 (55.2)%

Earnings per
 common share -
 basic              $0.13     $0.09   44.4 %    $0.28    $0.65 (56.9)%

Weighted average
 shares
 outstanding -
 basic             16,769    16,112            16,636   15,981

Earnings per
 common share -
 diluted            $0.13     $0.09   44.4 %    $0.28    $0.62 (54.8)%

Weighted average
 shares
 outstanding -
 diluted           16,986    16,890            16,900   16,899

Note: Earnings per common share amounts for the quarters and for the nine month periods presented have each been calculated separately. Accordingly, quarterly amounts may not add to the nine month period amounts.


Ratio analysis:
Gross profit
 margin              22.1%     19.8%             20.9%    21.8%
S.G. & A. as a
 percentage of
 net sales           16.8%     15.3%             16.8%    14.8%
Operating margin      5.3%      4.5%              4.2%     7.1%
Net margin            2.7%      1.8%              1.9%     3.7%
Order backlog                                 $30,239  $28,772

                                CONDENSED BALANCE SHEETS

                              October 4,         January 4,
                                 2003              2003
                              (Unaudited)        (Audited)
Assets
   Current assets:
      Cash                          $595             $1,098
      Accounts receivable         49,417             42,346
      Inventories                 47,023             50,407
      Prepaid expenses and
       other current assets       12,496             14,094
         Total current
          assets                 109,531            107,945

   Property, plant and
    equipment, net               166,044            173,790
   Goodwill, net of
    amortization                   5,432              5,432
   Other assets                    1,863              1,519
                                $282,870           $288,686
Liabilities and
 Stockholders' Equity
   Current liabilities           $36,770            $33,137
   Long-term debt and
    capital leases                45,000             61,200
   Deferred income taxes
    and other liabilities         34,632             32,544
   Stockholders' equity          166,468            161,805
                                $282,870           $288,686


    CONTACT: Quaker Fabric Corporation
             Larry A. Liebenow, 508-646-2264
             Paul J. Kelly, 508-646-2251
             Cynthia L. Gordan, 508-646-2261